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                                                                     EXHIBIT 5.1

                               ARTER & HADDEN LLP
                          1717 MAIN STREET, SUITE 4100
                              DALLAS, TEXAS 75201
                                 (214) 761-2100



                                 April 30, 1999



ARDIS Telecom & Technologies, Inc.
8100 Jetstar Drive, Suite 100
Irving, Texas 75063

     RE:  OFFERING OF SHARES OF COMMON STOCK OF ARDIS TELECOM &
          TECHNOLOGIES, INC.

Ladies and Gentlemen:

     On April 30, 1999 ARDIS Telecom & Technologies, Inc., a Delaware corporation and successor by merger to Canmax Inc. (the "Company"), expects to file with the Securities and Exchange Commission Post-Effective Amendment No. 2 to Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering (the "Offering") of up to 863,364 shares (the "Registrable Shares") of the common stock, $.001 par value per share (the "Common Stock"), by certain stockholders of the Company (collectively, the "Selling Stockholders"). This firm has acted as your counsel in connection with the preparation and filing of the Registration Statement, and you have requested our opinion with respect to certain legal aspects of the Offering.

     In rendering our opinion, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Certificate of Incorporation of the Company, as amended through the date hereof, (ii) the Bylaws of the Company, as amended through the date hereof, (iii) copies of various resolutions of the Board of Directors of the Company and (iv) such other documents and instruments as we have deemed necessary.

     In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or reproduction copies. As to various questions of fact material to this opinion, we have relied upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

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     Based on the foregoing examination and subject to the comments and assumptions set forth below, we are of the opinion that the Registrable Shares to be sold by the Selling Stockholders in the Offering were validly issued, are fully paid and are nonassessable.

     This opinion is limited in all respects to the General Corporation Law of the State of Delaware as in effect on the date hereof. For purposes of this opinion, we have assumed that the shares of common stock of Canmax Inc. exchanged for the Registrable Shares upon the merger of Canmax Inc. into the Company were validly issued, full paid and nonassessable under Wyoming law.

     We bring to your attention the fact that this legal opinion is an expression of professional judgment and not a guarantee of result. This opinion is given as of the date hereof, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws or judicial decisions that may hereafter occur.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       /s/ ARTER & HADDEN LLP
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                                       ARTER & HADDEN LLP